Exhibit 99.1

–APi Group Announces Leadership Evolution in Support of the

Planned Acquisition of Chubb Fire & Security Business–

-Announces CFO Transition Plan Including the Addition of Kevin S. Krumm as Chief Financial Officer-

New Brighton, Minnesota – September 8, 2021 – APi Group Corporation (NYSE: APG) (“APG”, “APi” or the “Company”) announced that Tom Lydon has stepped down as CFO today and will be retiring from APi at the end of the year after supporting the transition to Kevin S. Krumm, who will be joining APi as Executive Vice President and Chief Financial Officer on September 20, 2021.

Krumm joins APi from Ecolab, Inc. (NYSE: ECL) (“Ecolab”) where he most recently served as Corporate Treasurer and Senior Vice President of Finance Shared Services. Previously he held roles of increasing responsibility within Ecolab, including leading the Industrial segment finance team; leading regional finance teams in Europe, Middle East and Africa, Asia and Latin America; and leading international integration efforts for a major acquisition. He previously held finance roles at UnitedHealth Group and Minnetronix, and began his career in public accounting.

Russ Becker, APi’s President and Chief Executive Officer stated: “I am grateful to Tom Lydon for the financial expertise, guidance and dedication to APi over his years of service. In particular, his work to build a world-class finance organization to support our entry into the public markets has been invaluable. Personally, and on behalf of the entire Board of Directors and leadership team, we are grateful for Tom’s many contributions and wish him all the best in the future.

I am also delighted that a well-rounded leader with Kevin’s experience, expertise, cultural fit and drive has joined the APi team and very much look forward to working with him as part of our senior leadership team. His deep operating and public company finance background, including substantial international and integration experience, will be immediately leveraged. Kevin will be instrumental in helping achieve our margin expansion goals and growth in new geographies and in supporting the integration of the Chubb fire and security business into APi, as we continue to drive long-term growth for our shareholders. As APi begins the next leg of its journey as the world’s leading life safety services provider, Kevin will help elevate our business and bring incremental operational and financial best practices to the Company while also helping to shape our future growth strategy.”

Kevin S. Krumm, APi’s new Executive Vice President and Chief Financial Officer stated: “I am extremely pleased to be joining APi at such an exciting time in the Company’s expansion. I expect that my experience over the last 18 years in operations, integration, acquisitions, treasury and capital markets and building world class finance teams, will contribute meaningfully to the opportunities ahead for APi.

I look forward to working with Russ and the entire team who have already made me feel part of a new family. APi is a great business, led by a strong executive leadership team, with significant opportunities ahead; so I’m excited to get started.”

APi also announced several leadership changes to support the integration of the Chubb fire and security business, repositioning several members of its current leadership team to key roles in advance of the planned closing of the transaction. Paul Grunau, APi’s Chief Learning and Development Officer, will be relocating to London to lead the Company’s focus on integrating and growing its international businesses. Kristin Schultes, who has held a series of finance, operating and integration roles at the Company, has been appointed to the role of Vice President of Integration and Acquisitions. Craig Fellman, who has held a series of operating leadership roles at the Company over the past 19 years, has been appointed to the role of Senior Vice President and Segment Leader for APi’s Specialty Services segment.

Commenting on the leadership changes, Russ Becker stated: “Each of these moves reflects our commitment to having the right team in place to integrate and support the growth and management of APi as well as our commitment to continued investment in the support of our existing business operations. I am extremely proud of our senior team and believe these changes to our leadership structure will drive needed results and help us deliver on our commitment to drive shareholder value. With these announced changes we believe we are positioned to begin the next stage of growth and expansion at APi and I look forward to reporting on our progress. Our full year guidance for 2021 remains unchanged; we expect adjusted net revenues of between $3.65 billion to $3.75 billion and adjusted EBITDA of approximately $405 million.”

About APi:

APi is a market-leading business services provider of safety, specialty and industrial services in over 200 locations in North America and Europe. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers. More information can be found at www.apigroupcorp.com.

Investor Relations Inquiries:

Olivia Walton

Vice President of Investor Relations

Tel: +1 651-604-2773

Email: investorrelations@apigroupinc.us

Media Contact:

Liz Cohen

Kekst CNC

Tel: +1 212-521-4845

Email: Liz.Cohen@kekstcnc.com

Forward-Looking Statements and Disclaimers

Certain statements in this announcement are forward-looking statements which are based on the Company’s expectations, intentions and projections regarding the Company’s future performance, anticipated events or trends and other matters that are not historical facts, including expectations regarding: (i) the Company’s long-term goals and growth strategies, including in new geographies, (ii) the impact of leadership changes on supporting the Company’s future integration of the pending acquisition of the Chubb fire and security business and on driving shareholder value and (iii) the Company’s guidance for 2021, the assumptions it made and the drivers contributing to its guidance. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including: (i) economic conditions, competition and other risks that may affect the Company’s future performance, including the impacts of the COVID-19 pandemic on the Company’s business, markets, supply chain, customers and workforce, on the credit and financial markets, on the alignment of expenses and revenues and on the global economy generally; (ii) the inability of the Company to successfully or timely consummate the acquisition of Chubb; (iii) failure to realize the anticipated benefits of the acquisition of Chubb; (iv) changes in applicable laws or regulations; (v) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (vi) other risks and uncertainties. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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